Exhibit 99.1

Comstock Homebuilding Companies, Inc. announces warrant exercise and purchase of 855,000 shares of the Company’s Class A Common Stock by its Chairman and Chief Executive Officer

RESTON, VA, September 16, 2010 (MARKETWIRE via COMTEX) – Comstock Homebuilding Companies, Inc. (NASDAQ: CHCI) (“Comstock” or the “Company”) today announced that its Chairman and Chief Executive Officer exercised his right to purchase 855,000 shares of the Company’s Class A common stock for an exercise price of .70 per share; tendering approximately $600,000 to the Company on September 14, 2010.

The purchase was accomplished through Stonehenge Funding, L.C., (“Stonehenge”) an entity owned and controlled by Mr. Clemente. As previously reported, on December 23, 2009, Stonehenge also purchased the senior unsecured note obligation of the Company from JP Morgan Ventures (“JPM”) in the then outstanding principal amount of approximately $9,000,000, plus accrued and unpaid interest, as more particularly described in that certain Amended and Restated Indenture dated March 14, 2008 (the “JP Morgan Debt”). The warrants exercised by Stonehenge were acquired from JPM by Stonehenge in connection with the purchase by Stonehenge of the JP Morgan Debt. As part of the purchase, Stonehenge also acquired a warrant previously issued to JPM by the Company for purchase of one million five hundred thousand (1,500,000) shares of the Company’s Class A Common Stock at an exercise price of .70 per share. Thereafter, Stonehenge surrendered a portion of the warrant representing 500,000 shares to the Company, and agreed to various modifications of terms of the JP Morgan Debt, including forgiveness of $4,500,000 of the principal balance of the JP Morgan Debt due from the Company; reducing the principal balance by 50% to $4,500,000; forgiveness of all past due interest, late fees and penalties accruing through the date of the modification of approximately $875,000, and reduction of the interest rate by approximately fifty percent (50%) to 300 basis points above the 1 year LIBOR, among other items. More details of the modification of the JP Morgan Debt were discussed in a Company Press Release dated 02/17/10.

“The exercise of the warrants held by Stonehenge further enhances Comstock’s balance sheet in the near term and improves Comstock’s ability to capitalize on attractive emerging opportunities in our core market of Washington, DC” said Comstock Chairman and Chief Executive Officer Christopher Clemente. “Everybody on the Comstock team is committed to taking steps necessary to return Comstock to profitability on a regular basis in the coming periods and enhancing shareholder value in the long run”.

About Comstock Homebuilding Companies, Inc.

Comstock is a multi-faceted real estate development company engaged in the development of for-sale residential and mixed use products. Our substantial experience in building a diverse range of products including single-family homes, townhouses, mid-rise condominiums, high-rise condominiums and mixed-use (residential and commercial) developments has positioned Comstock as a prominent real estate developer and homebuilder in the Washington, D.C. market place. Established in 1985, Comstock Homebuilding Companies, Inc. is a publicly traded on NASDAQ under the symbol CHCI. For more information on the Company please visit www.comstockhomebuilding.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual future results to differ materially from those projected or contemplated in the forward-looking statements. Additional information concerning these and other important risks and uncertainties can be found under the heading “Risk Factors” in the Company’s most recent Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:

Joseph M. Squeri

Chief Financial Officer

703.230-1229

SOURCE: Comstock Homebuilding Companies, Inc.